SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A1

                  Under the Securities Exchange Act of 1934 (1)
                                (Amendment No. 1)


                          SCIENCE DYNAMICS CORPORATION
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                                (Name of Issuer)


                          Common Stock, $.01 par value
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                         (Title of Class of Securities)


                                   808631 10 5
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                                 (CUSIP Number)


                                December 31,1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


       (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

       The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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



CUSIP No.  808631  10  5                                       Page 2 of 5


1     NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Edwin S. Marks
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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                      (a) [   ]
                                      (b) [   ]
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3     SEC USE ONLY
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4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
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                       5     SOLE VOTING POWER:
                             512,500 Shares
                       --------------------------------------------------------
NUMBER OF              6     SHARED VOTING POWER:
SHARES                       616,500 Shares
BENEFICIALLY           --------------------------------------------------------
OWNED BY               7     SOLE DISPOSITIVE POWER:
OWNED BY                     512,500 Shares
EACH                   --------------------------------------------------------
REPORTING              8     SHARED DISPOSITIVE POWER:
PERSON WITH                  616,500 Shares
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9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
      1,129,000 Shares
-------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES  (See Instructions)                                       [  ]
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11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      6.76%
-------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)
      IN
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



                                 SCHEDULE 13G/A1

ITEM 1(A)   NAME OF ISSUER:

            Science Dynamics Corporation (the "Issuer")


ITEM 1(B)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            1919 Springdale Road, Cherry Hill, New Jersey  08003


ITEM 2(A)   NAME OF PERSON FILING:

            Edwin S. Marks


ITEM 2(B)   ADDRESS OF PRINCIPAL BUSINESS OFFICE:

            135 East 57th Street
            27th Floor
            New York, New York  10022


ITEM 2(C)   CITIZENSHIP:

            United States


ITEM 2(D)   TITLE OF CLASS OF SECURITIES:

            Common stock, $.01 par value


ITEM 2(E)   CUSIP NUMBER:

            808631 10 5


ITEM 3.     TYPE OF PERSON:

            Not applicable




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ITEM 4.     OWNERSHIP.

            (a)     Amount Beneficially Owned:  1,129,000 Shares

            (b) Percent of Class: 6.76% (based on the 16,707,678 shares outstanding as of September 30, 1999, in accordance with the 10-QSB report filed for the fiscal quarter ended on September 30, 1999).

            (c)     Number of shares as to which the person has:

                    (i) sole power to vote or to direct the vote: 512,500 shares

                    (ii) shared power to vote or to direct the vote: 616,500 shares

                    (iii) sole power to dispose or to direct the disposition of: 512,500 shares

                    (iv) shared power to dispose or to direct the disposition of: 616,500 shares


ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not applicable


ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
            PERSON.

            Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable


ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable


ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable



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ITEM 10.    CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and accurate.



                                                   /s/ Edwin S. Marks
                                                   ---------------------------
                                                       Edwin S. Marks



Dated:  January 14, 2000




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